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EXHIBIT 99-1

FOR IMMEDIATE RELEASE
                                             Investor contact: Karen Engebretson
                                                         Chief Financial Officer
                                                                    952.974.7000
                                                    kengebretson@field-works.com

                                                    Media contact: Gary Hornseth
                                    Hornseth Communications for FieldWorks, Inc.
                                                                    651.699.0759
                                                            ghornseth@uswest.net

                FIELDWORKS AND KONTRON ENTER OPERATING AGREEMENT;
               KONTRON EXERCISES REVISED EQUITY OPTION TO ACQUIRE
                     SIX MILLION COMMON SHARES OF FIELDWORKS

EDEN PRAIRIE, Minn. -- (August 16, 2000) - FieldWorks Inc. (NasdaqSC: FWRX), a leading solution provider and mobile computer supplier for demanding field applications, today announced that it has entered into an operating agreement with Kontron Embedded Computers AG, an embedded computer manufacturer headquartered in Munich, Germany. In addition, FieldWorks announced that Kontron exercised an amended equity option to acquire 6 million shares of common stock of FieldWorks for a purchase price of $5.4 million.

Under the operating agreement, Kontron promises to provide FieldWorks with timely completion of existing product development programs in fourth quarter 2000 with substantial costs absorbed by Kontron. The agreement guarantees FieldWorks that production requirements for its FW5000 and FW2000 products will be satisfied on a timely basis and at a significantly lower cost than FieldWorks' existing product cost. The operating agreement also provides for Kontron to use its best efforts to expand FieldWorks' revenues through distribution of FieldWorks products in Europe. The agreement continues through December 2001.

Under the amended equity option exercised by Kontron, Kontron will acquire 6 million shares of common stock of FieldWorks for a purchase price of $5.4 million. In addition, the option Kontron previously granted to Industrial-Works Holding Co., LLC ("IWHC") has been amended. As amended, IWHC has an option to acquire 62,000 shares of Kontron in exchange for preferred shares of FieldWorks that are convertible into 3.4 million shares of FieldWorks common stock. The closing of these transactions is subject to shareholder approval, the exercise of IWHC's option and satisfaction of other customary closing conditions.

FieldWorks expects that a special shareholder meeting will be held in early October and, upon satisfaction of all closing conditions, the final closing of these transactions would occur on December 1, 2000. Upon closing of each of these transactions, Kontron would own in excess of 10.3 million common shares on an as if converted basis, representing over 51 percent of the common stock of FieldWorks on an as if converted basis.

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As a result of these announcements, FieldWorks will contact the Nasdaq Listing
Department to determine the continued listing status of the FieldWorks common stock on the Nasdaq Small Cap Market. While FieldWorks net tangible assets will exceed the minimum requirements of Nasdaq as a result of these transactions, FieldWorks has previously fallen below the minimum net tangible listing requirements.

About Kontron

Based in Munich, Germany, Kontron Embedded Computers AG is a leading manufacturer and marketer of embedded computers, supplying OEMs, systems integrators and end-users with embedded computer systems, board-level products and software. As a charter member of Intel's Applied Computing Platform Provider
(ACPP) program, Kontron is firmly positioned to provide customers with a continuous, strategic technological advantage.

Kontron operates wholly owned subsidiaries across Europe and regional offices in North America and Asia-Pacific. Teknor, a subsidiary of Kontron, is based in Montreal and serves as Kontron's North American headquarters. Kontron is publicly traded on the German Neuer Stock Exchange.

About FieldWorks

FieldWorks Inc., founded in 1992, designs, manufactures and sells solutions incorporating rugged computers for transportation, public service, military/government and heavy equipment industries worldwide. FieldWorks provides a complete solution to customers that includes product customization, integration and support services. FieldWorks products are designed and produced in compliance with its formal quality system, which is certified to the international ISO9001 quality standard.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements, including the impact of changing economic or business conditions, the impact of competition, the availability of financing, the success of products in the marketplace, other risk factors inherent in the computer industry and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

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